Filed Pursuant to Rule 433

Dated May 7, 2020

Registration Statement No. 333-224701

Relating to

Preliminary Prospectus Supplement Dated May 7, 2020 to

Prospectus dated May 7, 2018

Federal Realty Investment Trust

3.50% Notes due 2030

3.95% Notes due 2024

Term Sheet dated May 7, 2020

Issuer:	Federal Realty Investment Trust

Security:	3.50% Notes due 2030 (the “2030 Notes”)

3.95% Notes due 2024 (the “2024 Notes”)

Expected Ratings*:	A3 / A-
(Moody’s / S&P)

Aggregate Principal Amount:	2030 Notes: $400,000,000

2024 Notes: $300,000,000 (the 2024 Notes will be part of the same series of notes as the $300,000,000 aggregate principal amount of Federal Realty Investment Trust’s 3.95% Notes due 2024, which were originally issued on December 9, 2013)

Trade Date:	May 7, 2020

Settlement Date:	May 11, 2020 (T+2)

Maturity Date:	2030 Notes: June 1, 2030

2024 Notes: January 15, 2024

Interest Payment Dates:	2030 Notes: June 1 and December 1, beginning on December 1, 2020

2024 Notes: January 15 and July 15, beginning on July 15, 2020

Benchmark Treasury:	2030 Notes: 1.500% due February 15, 2030

2024 Notes: 0.375% due April 30, 2025

Benchmark Treasury Price/Yield:	2030 Notes: 108-07+ / 0.630%

2024 Notes: 100-12 3⁄4 / 0.294%

Spread to Benchmark Treasury:	2030 Notes: +300 basis points

2024 Notes: +265 basis points

Re-Offer Yield:	2030 Notes: 3.630%

2024 Notes: 2.944%

Coupon (Interest Rate):	2030 Notes: 3.50% per year

2024 Notes: 3.95% per year (interest on the Notes will accrue from January 15, 2020)

Price to Public:	2030 Notes: 98.911% of the principal amount, plus accrued interest, if any, from May 11, 2020

2024 Notes: 103.257% of the principal amount, plus accrued interest of $3,818,333.33 from January 15, 2020

Redemption Provision:	2030 Notes: At any time before March 1, 2030, make-whole call based on U.S. Treasury plus 45 basis points (0.45%); if redeemed on or after March 1, 2030, at 100% of the principal amount of the notes being redeemed, in each case plus accrued and unpaid interest thereon to, but excluding, the redemption date

2024 Notes: At any time before 90 days prior to the maturity date, make-whole call based on U.S. Treasury plus 20 basis points (0.20%); if redeemed on or after 90 days prior to the maturity date, at 100% of the principal amount of the notes being redeemed, in each case plus accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP/ISIN:	2030 Notes: 313747 BA4 / US313747BA44

2024 Notes: 313747 AU1/ US313747AU17

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Jefferies LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Regions Securities LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC

Co-Managers:	J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We estimate that the expenses of this offering payable by us, excluding the underwriting discount, will be approximately $1.2 million.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it from (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (ii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 (iii) Jefferies LLC toll-free at 1-877-877-0696, (iv) U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or (v) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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